Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Abacus Life, Inc.

(Exact Name of Registrant as Specified in its Charter)

Fixed Rate Senior Notes

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be paid	Debt	Fixed Rate Senior Notes due 2028	457(o)	$28,750,000	—	$28,750,000	—	$4,243.50(1)

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fees Due							$4,243.50

(1)	The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).